UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

On December 4, 2015, Marathon Petroleum Corporation (“MPC”) announced that MPLX LP (“MPLX”), the midstream master limited partnership sponsored by MPC, completed the acquisition of MarkWest Energy Partners, L.P. (“MWE”), pursuant to the terms of the Agreement and Plan of Merger, dated as of July 11, 2015 (the “Original Merger Agreement”), as amended on November 10, 2015 (“Amendment No. 1”) and November 16, 2015 (“Amendment No. 2”; the Original Merger Agreement as amended by Amendment No.1 and Amendment No. 2, the “Merger Agreement”), by and among MPLX, MPLX GP LLC, the general partner of MPLX (“MPLX GP”), MPC, and Sapphire Holdco LLC, a wholly owned subsidiary of MPLX (“Merger Sub”) whereby MWE became a wholly owned subsidiary of MPLX (the “Merger”). We consolidated MPLX’s financial results in our financial statements prior to the Merger and will continue to do so following the Merger.

On December 4, 2015, at the effective time of the Merger (the “Effective Time”), (a) each outstanding MWE common unit (the “MWE Common Units”) was converted into the right to receive 1.09 MPLX common units (the “MPLX Common Units” and/or the “Common Unit Merger Consideration”) and $6.20 in cash (the “Cash Consideration” and together, with the Common Unit Merger Consideration, the “Common Merger Consideration”) and (b) each outstanding MWE Class B unit was converted into the right to receive one MPLX Class B unit (the “MPLX Class B Units”). The MPLX Class B Units will convert into 1.09 MPLX Common Units and the right to receive the Cash Consideration in two equal amounts on July 1, 2016 and July 1, 2017. In connection with the Merger, MPC contributed $1,230 million in cash to MPLX at the Effective Time for Cash Consideration to MWE unitholders, and will contribute $50 million in cash to MPLX for the Cash Consideration to be paid upon the conversion of the MPLX Class B Units. These contributions are with respect to MPC’s existing interests in MPLX (including incentive distribution rights (“IDRs”)) and not in consideration of new units or other equity interest in MPLX. At the Effective Time, the MWE Class A units (the “MWE Class A Units”), all of which were owned by wholly owned subsidiaries of MWE, converted into MPLX Class A units (the “MPLX Class A Units”). Since the MPLX Class A Units are owned by a wholly owned subsidiary of MPLX, they were eliminated for purposes of these unaudited pro forma consolidated financial statements.

As a result of the Merger, each phantom unit granted under MWE’s equity plans outstanding immediately prior to the Effective Time became fully vested and converted into an equivalent number of MWE Common Units, which were canceled and converted into the right to receive the Common Merger Consideration (the “Canceled Awards”). As of the Effective Time, each MWE distribution equivalent right award was canceled and the holder thereof ceased to have any rights with respect thereto, other than the right to receive distributions declared or made (but not yet paid) by MWE prior to the Effective Time.

Set forth below are the unaudited pro forma consolidated financial statements that give effect to the Merger. The unaudited pro forma consolidated balance sheet as of September 30, 2015 has been prepared to give effect to the Merger as if it had occurred on September 30, 2015. The unaudited pro forma consolidated statements of income for the nine months ended September 30, 2015 and year ended December 31, 2014, have been prepared to give effect to the Merger as if it had occurred on January 1, 2014. The unaudited pro forma consolidated financial information was prepared using the acquisition method of accounting with MPLX, a consolidated subsidiary of MPC, as the acquirer. Therefore, the historical bases of MPC’s consolidated assets and liabilities were not affected by the Merger. The unaudited pro forma consolidated financial information has been developed from and should be read in conjunction with the consolidated financial statements and related notes contained in MPC’s and MWE’s Annual Reports on Form 10-K for the year ended December 31, 2014 and subsequent Quarterly Reports on Form 10-Q for the nine months ended September 30, 2015, as well as the notes accompanying these unaudited pro forma consolidated financial statements.

For purposes of developing the unaudited pro forma consolidated balance sheet as of September 30, 2015, MWE’s assets, including identifiable intangible assets, liabilities and noncontrolling interests have been recorded at their estimated fair values and the excess purchase price has been recorded to goodwill. The fair values assigned in these unaudited pro forma consolidated financial statements and accompanying notes represent management’s estimate of fair value and are subject to revision. Pro forma adjustments are included only to the extent they are (i) directly attributable to the Merger, (ii) factually supportable and, (iii) with respect to the statements of income, expected to have a continuing impact on consolidated results. The accompanying unaudited pro forma consolidated financial information is presented for illustrative purposes only and is based on available information and assumptions MPC believes are reasonable. It does not purport to represent what the actual consolidated results of operations or the consolidated financial position of MPC would have been had the Merger occurred on the dates indicated, nor is it necessarily indicative of future consolidated results of operations or consolidated financial position. The actual financial position and results of operations will differ, perhaps significantly, from the pro forma amounts reflected herein.

For purposes of these unaudited pro forma consolidated financial statements, giving effect to the consideration described above and the $5,075 million of debt assumed by MPLX, the aggregate consideration to complete the Merger was approximately $13,681 million. Accounting Standards Codification (“ASC”) 805, “Business Combinations,” requires that the consideration transferred be measured at the market price as of the date of the Merger.

Marathon Petroleum Corporation
Unaudited Pro Forma Consolidated Balance Sheet
as of September 30, 2015

		MWE	Pro Forma
	MPC	Historical	Adjustments		MPC
(in millions)	Historical	(Note 5)	(Note 3)		Pro Forma
Assets
Current assets:
Cash and cash equivalents	$2,044	$28	$(1,347)	(a) (b)	$725
Receivables, less allowance for doubtful accounts	3,124	293	(55)	(a)(c)	3,362
Inventories	5,556	34	4	(a)	5,594
Other current assets	137	48	(5)	(a)	180
Total current assets	10,861	403	(1,403)		9,861
Equity method investments	1,073	916	369	(a)	2,358
Property, plant and equipment, net	16,294	9,421	492	(a)	26,207
Goodwill	1,565	80	2,794	(a)	4,439
Other noncurrent assets	368	793	510	(a) (e)	1,671
Total assets	$30,161	$11,613	$2,762		$44,536
Liabilities
Current liabilities:
Accounts payable	$4,993	$407	$(32)	(a) (c)	$5,368
Payroll and benefits payable	417	15	(4)	(a)	428
Consumer excise taxes payable	342	—	—		342
Accrued taxes	845	22	(4)	(a)	863
Long-term debt due within one year	780	3	2	(a)	785
Other current liabilities	309	71	(19)	(a) (f) (g) (q)	361
Total current liabilities	7,686	518	(57)		8,147
Long-term debt	5,912	4,709	(142)	(a)	10,479
Deferred income taxes	1,942	349	396	(a) (h)	2,687
Defined benefit postretirement plan obligations	1,139	—	—		1,139
Deferred credits and other liabilities	557	160	(48)	(a) (f) (g) (i)	669
Total liabilities	17,236	5,736	149		23,121
Equity
MPC stockholders' equity:
Common stock:
Issued	7	4,857	(4,857)	(j)	7
Held in treasury	(7,083)	—	—		(7,083)
Additional paid-in-capital	9,929	—	1,113	(h) (k) (l)	11,042
Retained earnings	9,736	—	—		9,736
Accumulated other comprehensive loss	(312)	—	—		(312)
Total MPC stockholders' equity	12,277	4,857	(3,744)		13,390
Noncontrolling interests	648	1,020	6,357	(a) (j) (k) (l)	8,025
Total equity	12,925	5,877	2,613		21,415
Total liabilities and equity	$30,161	$11,613	$2,762		$44,536

See Notes to Unaudited Pro Forma Consolidated Financial Statements.

Marathon Petroleum Corporation
Unaudited Pro Forma Consolidated Statement of Income
for the nine months ended September 30, 2015

		MWE	Pro Forma
	MPC	Historical	Adjustments		MPC
(in millions, except per unit data)	Historical	(Note 5)	(Note 3)		Pro Forma
Revenues and other income:
Sales and other operating revenues (including consumer excise taxes)	$56,444	$1,401	$(15)	(c) (f)	$57,830
Income from equity method investments	58	11	(11)	(d) (m)	58
Net gain (loss) on disposal of assets	6	(3)	—		3
Other income	71	—	—		71
Total revenues and other income	56,579	1,409	(26)		57,962
Costs and expenses:
Cost of revenues (excludes items below)	43,575	602	(11)	(c) (x)	44,166
Purchases from related parties	219	—	—		219
Consumer excise taxes	5,759	—	—		5,759
Depreciation and amortization	1,233	442	(51)	(n) (o)	1,624
Selling, general and administrative expenses	1,143	103	(8)	(p) (r)	1,238
Other taxes	296	30	—		326
Total costs and expenses	52,225	1,177	(70)		53,332
Income from operations	4,354	232	44		4,630
Debt retirement expense	—	(118)	—	(s)	(118)
Net interest and other financial income (costs)	(215)	(159)	(17)	(s) (t)	(391)
Income (loss) before income taxes	4,139	(45)	27		4,121
Provision (benefit) for income taxes	1,439	(13)	15	(u) (v)	1,441
Net income (loss)	2,700	(32)	12		2,680
Less net income (loss) attributable to noncontrolling interests	35	50	(4)	(w)	81
Net income (loss) attributable to MPC	$2,665	$(82)	$16		$2,599

Per Share Data (See Note 4)
Basic:
Net income attributable to MPC per share	$4.93		$(0.12)		$4.81
Weighted average shares outstanding	540		—		540
Diluted:
Net income attributable to MPC per share	$4.90		$(0.13)		$4.77
Weighted average shares outstanding	544		—		544

See Notes to Unaudited Pro Forma Consolidated Financial Statements.

Marathon Petroleum Corporation
Unaudited Pro Forma Consolidated Statement of Income
for the year ended December 31, 2014

		MWE	Pro Forma
	MPC	Historical	Adjustments		MPC
(in millions, except per unit data)	Historical	(Note 5)	(Note 3)		Pro Forma
Revenues and other income:
Sales and other operating revenues (including consumer excise taxes)	$97,817	$2,176	$(53)	(c) (f)	$99,940
Income (loss) from equity method investments	153	(4)	(10)	(d) (m)	139
Net gain (loss) on disposal of assets	21	(1)	—		20
Other income	111	3	—		114
Total revenues and other income	98,102	2,174	(63)		100,213
Costs and expenses:
Cost of revenues (excludes items below)	83,770	1,086	(45)	(c)	84,811
Purchases from related parties	505	—	—		505
Consumer excise taxes	6,685	—	—		6,685
Depreciation and amortization	1,326	550	(13)	(m) (n) (o)	1,863
Selling, general and administrative expenses	1,375	120	4	(r)	1,499
Other taxes	390	42	—		432
Total costs and expenses	94,051	1,798	(54)		95,795
Income from operations	4,051	376	(9)		4,418
Net interest and other financial income (costs)	(216)	(174)	(10)	(s) (t)	(400)
Income before income taxes	3,835	202	(19)		4,018
Provision for income taxes	1,280	42	(5)	(u) (v)	1,317
Net income	2,555	160	(14)		2,701
Less net income attributable to noncontrolling interests	31	26	144	(w)	201
Net income attributable to MPC	$2,524	$134	$(158)		$2,500

Per Share Data (See Note 4)
Basic:
Net income attributable to MPC per share	$4.42		$(0.04)		$4.38
Weighted average shares outstanding	570		—		570
Diluted:
Net income attributable to MPC per share	$4.39		$(0.04)		$4.35
Weighted average shares outstanding	574		—		574

See Notes to Unaudited Pro Forma Consolidated Financial Statements.

Notes to the Unaudited Pro Forma Consolidated Financial Statements
Except as noted within the context of each footnote, the dollar amounts presented in the tabular data within these footnotes are stated in millions of dollars.
1. Basis of Pro Forma Presentation

The accompanying unaudited pro forma consolidated financial information is intended to reflect the effect of the Merger on MPC’s consolidated financial statements and presents the pro forma consolidated financial position and results of operations of MPC based on the historical financial statements of MPC and MWE, after giving effect to the Merger and pro forma adjustments as described in these notes. Pro forma adjustments are included only to the extent they are (i) directly attributable to the Merger, (ii) factually supportable and, (iii) with respect to the statements of income, expected to have a continuing impact on the consolidated results. Certain items included in the historical consolidated financial statements of MPC and MWE were not adjusted in these unaudited pro forma consolidated financial statements, as they were not directly related to the Merger, including debt refinancing and other historical changes to the capital structures, and recognized impairments of long-lived assets and goodwill.

The unaudited pro forma consolidated balance sheet as of September 30, 2015 has been prepared to give effect to the Merger as if it had occurred on September 30, 2015. The unaudited pro forma consolidated statements of income for the nine months ended September 30, 2015 and year ended December 31, 2014, have been prepared to give effect to the Merger as if it had occurred on January 1, 2014.

Fair Value Adjustments

The Merger was accounted for using the acquisition method of accounting with MPLX, a consolidated subsidiary of MPC, as the acquirer of MWE. The unaudited pro forma consolidated financial information and accompanying notes reflect management’s estimate of fair values and useful lives assigned to the assets acquired and liabilities assumed and are subject to revision. Fair value estimates were determined based on discussions between MPC and MWE management, due diligence efforts, information available in public filings and a third-party valuation (for substantially all of the assets acquired and liabilities assumed from MWE). The actual fair values of the assets acquired and liabilities assumed may differ materially from the amounts presented below as further analysis is completed.

2. Purchase Price

The aggregate consideration reflected in the unaudited pro forma consolidated financial information is approximately $13,681 million, including the fair value of MPLX Common Units issued of approximately $7,326 million, cash of approximately $1,280 million and approximately $5,075 million of assumed debt. This amount was based on the outstanding MWE Common Units at December 3, 2015, on a fully-diluted basis, the Common Merger Consideration and the MPLX price per common unit of $32.63, as of the close of trading on December 3, 2015.

Purchase Price and Aggregate Consideration

Purchase price
Fair value of MPLX units issued, as of December 3, 2015	$7,326
Cash payment to MWE unitholders	1,230
Payable to MPLX Class B unitholders	50
$8,606

Assumed debt at December 3, 2015
MWE senior notes due 2023, 2024 and 2025 (1)	$4,047
MWE credit facility that matures March 2019	943
SMR Liability	85
$5,075

Aggregate consideration	$13,681

1)
The MWE senior notes due 2023, 2024 and 2025 include an unamortized discount of $5 million, an unamortized premium of $10 million and an unamortized discount of $11 million, respectively, and a combined $46 million of deferred financing costs.

3. Pro Forma Adjustments to the Unaudited Consolidated Financial Statements

(a)
The unaudited pro forma consolidated balance sheet has been adjusted to reflect the preliminary fair values of the identifiable assets acquired and liabilities assumed with the excess of the consideration over these fair values recorded to goodwill. This determination is subject to further assessment and adjustments.

MWE has a 60% legal ownership interest in MarkWest Utica EMG (“Utica EMG”). Utica EMG’s inability to fund its planned activities without financial support qualify it as a variable interest entity (“VIE”). The financing structure for Utica EMG at its inception resulted in a de-facto agent relationship under which MWE was deemed to be the primary beneficiary of Utica EMG. Therefore, MWE consolidated Utica EMG in its historical financial statements. In the fourth quarter of 2015, based on contractual terms, economic conditions, and other pertinent factors, the accounting for its investment in Utica EMG was re-assessed. As of December 4, 2015, the entity will be accounted for using the equity method of accounting in MPC’s financial statements. For the purpose of these unaudited pro forma consolidated financial statements, Utica EMG has been consolidated for the period prior to the Merger consistent with its treatment in the historical periods presented.
Since MPC’s financial statements will reflect the investment in Utica EMG under the equity method of accounting and these unaudited pro forma consolidated financial statements reflect the investment on a consolidated basis, we have provided a summary of the amounts included in MWE’s historical statements of income for the nine months ended September 30, 2015 and the year ended December 31, 2014 related to Utica EMG.

	Nine months ended	Year ended
	September 30, 2015	December 31, 2014
Sales and other operating revenues	$107	$92
Cost of revenues	22	48
Depreciation and amortization	49	50
Net income (loss)	(8)	(46)

In addition, we have provided the table below to reconcile the fair values of the assets acquired, liabilities assumed and noncontrolling interests under these two accounting methods.

Fair Values of Assets Acquired, Liabilities Assumed and Noncontrolling Interests

		Reconciliation
		to Consolidate	Pro Forma
	Fair Value	Utica EMG	Fair Value (2)
Total current assets	$253	$115	$368
Equity method investments	2,457	(1,172)	1,285
Property, plant and equipment, net	8,474	1,439	9,913
Other noncurrent assets	473	838	1,311
Total assets acquired	11,657	1,220	12,877
Total current liabilities	400	79	479
Deferred income taxes (3)	374	1	375
Long-term debt (1)	4,567	—	4,567
Other liabilities assumed	151	1	152
Total liabilities assumed	5,492	81	5,573
Noncontrolling interests	13	1,558	1,571
Net assets acquired excluding goodwill	6,152	(419)	5,732
Goodwill	2,454	419	2,874
Net assets acquired	$8,606	$—	$8,606

1)
The fair value of the debt was based on third party pricing information for the MarkWest senior notes and the carrying amount for amount borrowed on MarkWest’s credit facility, both as of the date of the Merger.

2)
Pro forma adjustments have been made to reflect the net assets acquired and liabilities assumed at estimated fair value at the acquisition date, including: (i) an increase to cash and cash equivalents of $2; (ii) a decrease to receivables, less allowance for doubtful accounts of $53; (iii) an increase to inventories of $4; (iv) a decrease to other current assets of $5; (v) an increase to equity method investments of $369; (vi) an increase to property, plant and equipment of $492; (vii) an increase to goodwill of $2,794; (viii) an increase to other noncurrent assets of $517; (ix) a decrease to accounts payable of $30; (x) a decrease to payroll and benefits payable of $4; (xi) a decrease to accrued taxes of $4; (xii) an increase to long-term debt due within one year of $2; (xiii) a decrease to other current liabilities of $56; (xiv) a decrease to long-term debt of $142 (a decrease in fair value of $188, offset by the write-off of deferred financing costs of $46); (xv) a decrease to deferred credits and other liabilities of $9; and (xvi) an increase to noncontrolling interests of $551.

3)
MWE is not a taxable entity for federal income tax purposes. As such, MWE does not directly pay federal income tax. MarkWest Hydrocarbon, Inc. (“MarkWest Hydrocarbon”), a subsidiary of MWE, is a tax paying entity for both federal and state purposes. The deferred income tax component relates to the change in the temporary book to tax difference in the carrying amount of the MarkWest Hydrocarbon’s investment in MWE. An increase of $26 in deferred tax liabilities is a direct result of the application of the acquisition method of accounting.

(b)	The following table reflects the estimated uses of cash in connection with the Merger.

Cash payment for Utica Condensate ownership interest (d)	$(83)
Cash payment to MWE unitholders (g)	(1,230)
Cash payment for Merger related costs (k)	(36)
Pro Forma Cash Adjustment	$(1,349)

(c)
Adjustments to eliminate the intercompany sales transactions and associated cost of revenues between MWE and MPC of $6 million and $45 million for the nine months ended September 30, 2015 and year ended December 31, 2014, respectively, and the related $2 million MWE receivable balance and MPC payable balance, respectively, as of September 30, 2015. The activity primarily consisted of MPC purchasing feedstocks for its refineries from MWE.

(d)
As of September 30, 2015, MWE owned a 55% ownership interest in MarkWest Utica EMG Condensate L.L.C. (“Utica Condensate”). In connection with the consummation of the Merger, MWE purchased the remaining 45% interest in Utica Condensate for $83 million. The acquisition of this increased interest in Utica Condensate has been reflected in the pro forma adjustments for cash in Note 3(b) and the fair value of the investment in Utica Condensate is included in Note 3(a). Utica Condensate’s business is conducted solely through its 60% ownership of Ohio Condensate Company, L.L.C. (“Ohio Condensate”). The owner of the remaining 40% interest in Ohio Condensate has certain participatory rights and as a result Ohio Condensate has been and will continue to be accounted for as an equity method investment. The unaudited pro forma consolidated income statement adjustment reflects an additional equity loss of $2 million for the nine months ended September 30, 2015 and $2 million for the year ended December 31, 2014, to reflect MWE’s increased ownership of Utica Condensate as a result of the above.

(e)	Adjustment to reflect the elimination of $7 million of deferred financing costs related to the MWE’s credit facility.

(f)
Adjustment to reflect the write-off of MWE’s deferred revenue and related amortization associated with reimbursable projects that do not represent legal obligations and therefore have no fair value. The unaudited pro forma consolidated income statement adjustment reflects a decrease in sales and other operating revenues of $9 million and $8 million for the nine months ended September 30, 2015 and the year ended December 31, 2014, respectively. The elimination of short-term and long-term deferred revenue of $10 million and $55 million has been reflected in the September 30, 2015 unaudited pro forma consolidated balance sheet in other current liabilities and deferred credits and other liabilities, respectively.

(g)
Adjustment to reflect the cash payment of $1,230 million to MWE common unitholders at closing. The MPLX Class B unitholders will receive their cash payments in two equal amounts totaling approximately $50 million when the units convert to MPLX Common Units in 2016 and 2017 (approximately $25 million payment each year). The short-term and long-term payable balances due to the MPLX Class B unitholders have been reflected in the September 30, 2015 unaudited pro forma consolidated balance sheet in other current liabilities and deferred credits and other liabilities, respectively.

(h)
Adjustment to increase deferred income taxes by $370 million to recognize the deferred taxes related to the increase in MPC ownership in MPLX of $1,509 in connection with the issuance of MPLX units per Note 3(l), which was a non-taxable event for MPC.

(i)	Adjustment of $9 million to reflect the write-off of MWE’s deferred rent liability.

(j)
Adjustment to reflect the terms of the Merger Agreement. Holders of MWE Common Units and Canceled Awards received approximately 216 million MPLX Common Units in total. Holders of MWE Class B Units are entitled to receive approximately 9 million MPLX Common Units upon conversion. As such, the pro forma adjustment includes the elimination of MWE’s historical common equity of $4,857 million and the issuance of $7,059 million of MPLX Common Units and $266 million of MPLX Class B Units. The portion of these equity issuances related to MPC’s ownership interest in MPLX has been allocated to MPC additional paid-in-capital per Note 3(l).

(k)
Adjustment to reflect the estimated acquisition related costs including legal, banking and other Merger-related transaction costs. The transaction costs are included as an adjustment to equity as they reflect non-recurring charges not expected to have a continuing impact on the consolidated results. The estimated $36 million of transaction costs were proportionately allocated to the public unitholders, $10 million, and MPC, $26 million. The amounts have been reflected per the unaudited pro forma consolidated balance sheet in noncontrolling interests and additional paid-in-capital, respectively.

(l)
Adjustment to increase MPC’s additional paid-in-capital and decrease noncontrolling interests by $1,509 million to reflect (i) the portion of the fair value of MPLX’s equity issuance in connection with the Merger that is attributable to MPC’s ownership in MPLX and (ii) the effect of the change in MPC’s ownership in MPLX from 79% to 21%.

(m)
Adjustment to decrease income from equity method investments by $9 million and $8 million for the nine months ended September 30, 2015 and the year ended December 31, 2014, respectively, to reflect the amortization of portions of the $369 million incremental fair value adjustment to equity method investments that was allocated to definite lived assets. An adjustment to increase depreciation and amortization expense by $4 million was also recorded in the year ended December 31, 2014 as MWE had consolidated the financial results of one of its equity investments prior to June 1, 2014.

(n)
Adjustment to reflect the net decrease in depreciation expense of $68 million for the nine months ended September 30, 2015 and $34 million for the year ended December 31, 2014, as a result of the Merger. Although the step-up in fair value of the assets generated additional depreciation expense, the useful lives of certain MWE asset classes were conformed to the lives for the same major asset classes per MPC’s accounting policy resulting in a decrease in depreciation expense. The fair value of the acquired property, plant and equipment is being depreciated over a remaining weighted average period of approximately 27 years in the unaudited pro forma consolidated financial statements. MWE recognized impairment expenses of $26 million and $62 million during the nine months ended September 30, 2015 and the year ended December 31, 2014, respectively. These expenses have not been adjusted for in this unaudited pro forma consolidated financial information.

(o)
Adjustment to reflect the increase in depreciation and amortization expense for the nine months ended September 30, 2015 and year ended December 31, 2014 related to the fair values of the intangibles acquired in the Merger. The fair values of the intangibles are being amortized over a remaining estimated useful life of 16 years based on the utilization of the assets. The tables below reflect the change in amortization expense over the periods presented as a result of the Merger.

	Estimated Fair Value	Useful Lives (in years)
Intangibles, net	$1,306	16

	Nine Months Ended	Year Ended
	September 30, 2015	December 31, 2014
Reversal of amortization recorded at MWE	$(47)	$(65)
Amortization expense based on new book value	63	83
Change in amortization expense of intangibles	$16	$18

(p)	Adjustment to reflect the elimination of the $11 million of Merger related costs recorded by MPC and MWE for the nine months ended September 30, 2015.

(q)
Adjustment to reflect $22 million of obligations related to change-in-control provisions included in certain MWE employment agreements. This amount is excluded from the unaudited pro forma consolidated statement of income because it is a charge that will not have a continuing impact on operations.

(r)
Adjustment to increase selling, general and administrative expenses by $3 million and $4 million for the nine months ended September 30, 2015 and the year ended December 31, 2014, respectively, for retention awards granted to certain MWE employees. The fair value of the retention awards will be recognized ratably over the post-Merger service period of three years.

(s)
Adjustment to amortize the fair value adjustment for the debt assumed by MPLX. The amortization of the fair value adjustment resulted in an increase in net interest and other financial costs of approximately $18 million for the nine months ended September 30, 2015 and $11 million for the year ended December 31, 2014. In conjunction with MWE's June 2015 redemption of debt, a loss on extinguishment of $118 million was recorded in its historical financial statements, which has not been adjusted in this unaudited pro forma consolidated financial information.

(t)
In 2009, MWE completed the sale of the Steam Methane Reformer (“SMR”), which is located at its Javelina gas processing and fractionation facility. As a result of certain provisions within the related agreements, MWE was deemed to have continuing involvement in the SMR, thus requiring the sale to be treated as a financing arrangement. The resulting liability was assumed by MPLX. The fair value of the SMR liability is reflected in total current liabilities and other liabilities assumed in Note 3(a). The pro forma income statement adjustment reflects reduced interest expense of $1 million and $1 million for the nine months ended September 30, 2015 and year ended December 31, 2014, respectively, as a result of the Merger.

(u)
Adjustment to recognize a tax expense or benefit on net income (loss) attributable to MPC as a result of the Merger. Using an estimated tax rate of 38% the unaudited pro forma consolidated income statement reflects a provision for income tax adjustment of $11 million for the nine months ended September 30, 2015 and a benefit for income tax adjustment of $7 million for the year ended December 31, 2014.

(v)
MWE is not a taxable entity for federal income tax purposes. As such, MWE does not directly pay federal income tax. MarkWest Hydrocarbon, a subsidiary of MWE, is a tax paying entity for both federal and state purposes. In addition to paying tax on its own earnings, MarkWest Hydrocarbon recognizes a tax provision or benefit on its proportionate share of MWE income or loss resulting from MarkWest Hydrocarbon’s ownership interest in MWE. For financial reporting purposes such income or loss is eliminated in consolidation. As a result of the Merger, MarkWest Hydrocarbon will also recognize a tax provision or benefit on its proportionate share of MPLX income or loss in a similar manner. The unaudited pro forma consolidated income statement reflects a provision for income tax adjustment of $4 million and $2 million for the nine months ended September 30, 2015 and the year ended December 31, 2014, respectively.

(w)	Adjustment to reflect the decrease in MPC’s ownership interest in MPLX from 71.5% to 21% as a result of the Merger.

(x)
Adjustment of $5 million for the nine months ended September 30, 2015, to reflect the elimination of the unrealized loss associated with MWE’s accounting for the inception value of an embedded derivative.

4. Pro Forma Net Income per Common Share

The pro forma basic earnings per share is determined by dividing the pro forma net income attributable to MPC by the weighted average number of shares of common stock outstanding. Pro forma diluted income per share assumes exercise of certain MPC stock based compensation awards, provided the effect is not anti-dilutive. The issuance of MPLX units and MPLX unit-based retention awards pursuant to the Merger Agreement does not impact the MPC weighted average shares outstanding per the unaudited pro forma consolidated income statement for the nine months ended September 30, 2015 and the year ended December 31, 2014. The average number of shares of common stock and per share amounts for the year ended December 31, 2014, have been restated to reflect the two-for-one stock split completed by MPC in June 2015.

MPC grants certain incentive compensation awards to employees and non-employee directors that are considered to be participating securities. Due to the presence of participating securities, earnings per share is calculated using the two-class method.

	Nine Months Ended	Year Ended
(in millions, except per share data)	September 30, 2015	December 31, 2014
Basic earnings per share:
Allocation of earnings:
Pro forma net income attributable to MPC	$2,599	$2,500
Pro forma net income allocated to participating securities	3	4
Pro forma income available to common stockholders - basic	$2,596	$2,496
Weighted average common shares outstanding	540	570
Pro forma basic earnings per share	$4.81	$4.38
Diluted earnings per share:
Allocation of earnings:
Pro forma net income attributable to MPC	$2,599	$2,500
Pro forma net income allocated to participating securities	3	4
Pro forma income available to common stockholders - diluted	$2,596	$2,496
Weighted average common shares outstanding	540	570
Effect of dilutive securities	4	4
Weighted average common shares, including dilutive effect	544	574
Pro forma diluted earnings per share	$4.77	$4.35

5. The MWE Historical Financial Statements
The historical financial statement information of MWE was derived from the consolidated financial statements included in MWE’s Annual Report on Form 10-K for the year ended December 31, 2014 and Form 10-Q for the nine months ended September 30, 2015. The MWE historical financial information as presented includes the following reclassifications to conform to MPC’s post-Merger financial statement presentation.

	MWE Historical	MWE Historical
	as filed	as presented
Balance Sheet as of September 30, 2015
Receivables, net	$275	$—
Receivables from unconsolidated affiliates, net	18	—
Receivables, less allowance for doubtful accounts	—	293
Restricted cash	$10	$—
Fair value of derivative instruments-current	18	—
Other current assets	20	48
Investment in unconsolidated affiliates	$916	$—
Equity method investments	—	916
Property, plant and equipment	$11,039	$—
Less: accumulated depreciation	(1,618)	—
Property, plant and equipment, net	—	9,421
Deferred financing costs, net of accumulated amortization (1)	$54	$—
Fair value of derivative instruments-long-term	17	—
Other long-term assets	3	—
Intangibles, net of accumulated amortization	745
Deferred contract cost, net of accumulated amortization	20
Other noncurrent assets	—	793
Long-term debt (1)	4,755	4,709
Accrued liabilities	$286	$—
Payables to unconsolidated affiliates, net	6	—
Accounts payable	224	407
Fair value of derivative instruments	1	—
Deferred income taxes-current	1	—
Payroll and benefits payable	—	15
Accrued taxes	—	22
Long-term debt due within one year	—	3
Other current liabilities	—	71
Other long-term liabilities	$160	$—
Deferred credits and other liabilities	—	160
Common units	$4,556	$—
Class B units	301	—
Common stock: Issued	—	4,857
Non-controlling interest in consolidated subsidiaries	$1,020	$—
Noncontrolling interests	—	1,020

(1) To reflect early adoption of Accounting Standard Update ("ASU") 2015-03 "Simplifying the Presentation of Debt Issuance Costs".

	MWE Historical	MWE Historical
	as filed	as presented
Income Statement for the nine months ended September 30, 2015
Product sales	$467	$—
Service revenue	911	—
Derivative gain (loss)	23	—
Sales and other operating revenues (excluding consumer excise taxes)	—	1,401
Equity in earnings (loss) from unconsolidated affiliates	$11	$—
Income from equity method investments	—	11
Loss on disposal of property, plant and equipment	$3	—
Net gain (loss) on disposal of assets	—	(3)
Purchased product costs	$356	$—
Derivative gain related to purchased product costs	(2)	—
Facility expenses	275	—
Cost of revenues (excludes items below)	—	602
Selling, general and administrative expenses	106	103
Other taxes	—	30
Depreciation	$370	$—
Amortization of intangible assets	47	—
Impairment expense	25	—
Depreciation and amortization	—	442
Loss on redemption of debt	$(118)	$—
Debt retirement expense	—	(118)
Interest expense	$(154)	$—
Amortization of deferred financing costs and debt discount	(5)	—
Net interest and other financial income (costs)	—	(159)
Deferred provision for income tax expense (benefit)	$(13)	$—
Provision (benefit) for income taxes	—	(13)
Net (income) attributable to non-controlling interest	$(50)	$—
Net income (loss) attributable to the Partnership's unitholders	(82)	—
Less net income (loss) attributable to noncontrolling interests	—	50
Net income (loss) attributable to MPC	—	(82)

	MWE Historical	MWE Historical
	as filed	as presented
Income Statement for the year ended December 31, 2014
Product sales	$1,199	$—
Service revenue	937	—
Derivative gain (loss)	40	—
Sales and other operating revenues (excluding consumer excise taxes)	—	2,176
(Loss) earnings from unconsolidated affiliates	$(4)	$—
Income (loss) from equity method investments	—	(4)
Loss (gain) on disposal of property, plant and equipment	$1	$—
Net gain (loss) on disposal of assets	—	(1)
Miscellaneous income, net	$3	$—
Other income	—	3
Purchased product costs	$832	$—
Derivative gain related to purchased product costs	(58)	—
Facility expenses	344	—
Derivative loss related to facility expenses	3	—
Cost of revenues (excludes items below)	—	1,086
Selling, general and administrative expenses	127	120
Other taxes	—	42
Depreciation	$423	$—
Amortization of intangible assets	65	—
Impairment expense	62	—
Depreciation and amortization	—	550
Interest expense	$(167)	$—
Amortization of deferred financing costs and debt discount	(7)	—
Net interest and other financial income (costs)	—	(174)
Current provision for income tax expense (benefit)	$1	$—
Deferred provision for income tax expense (benefit)	41	—
Provision (benefit) for income taxes	—	42
Net (income) attributable to non-controlling interest	$(26)	$—
Net income attributable to the Partnership's unitholders	134	—
Less net income (loss) attributable to noncontrolling interests	—	26
Net income attributable to MPC	—	134